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                                                                    EXHIBIT 10.2

                             REIMBURSEMENT AGREEMENT


               THIS REIMBURSEMENT AGREEMENT (the "Agreement") is made and dated as of the 1st day of April, 1998, by and among SANWA BANK CALIFORNIA ("Sanwa"), MELLON BANK, N.A. ("Mellon"), BANKBOSTON, N.A. ("BankBoston") (Mellon, BankBoston and those other financial institutions from time to time party hereto being referred to herein individually as a "Credit Support Provider" and, collectively, as the "Credit Support Providers"), BankBoston, as issuing bank for the Letter of Credit referred to below (in such capacity, "Issuing Bank"), Sanwa, as agent for the Credit Support Providers (in such capacity, the "Agent"), and MERCURY AIR GROUP, INC., a New York corporation (the "Company").

                                    RECITALS

               A. Pursuant to that certain Indenture of Trust dated as of April 1, 1998 by and between the California Economic Development Financing Authority (the "Authority") and U.S. Bank Trust National Association (the "Trustee") (the "Indenture") and that certain Loan Agreement dated as of April 1, 1998 between the Authority and the Company (the "Loan Agreement"), the Authority agreed to issue its Variable Rate Demand Airport Facilities Revenue Bonds, Series 1998 (Mercury Air Group, Inc. Project (the "Bonds") in the aggregate principal amount of $19,000,000.00.

               B. Pursuant to the Loan Agreement, the Company will borrow from the Authority the proceeds of the sale of the Bonds, which proceeds will be utilized by the Company pursuant to the Loan Agreement to finance all or a portion of the costs of construction, renovation, expansion and equipping of certain airport facilities located at the Burbank-Glendale-Pasadena Airport in Burbank, California and at the Los Angeles International Airport in Los Angeles, California.

               C. As a condition precedent to the issuance of the Bonds, the Authority has required that the Company obtain and deliver to the Trustee, for the benefit of the holders of the Bonds, an irrevocable, direct pay letter of credit to secure the payment of the principal and interest (but not premiums) payable with respect to the Bonds.

               D. The Company has requested that BankBoston issue its irrevocable direct pay letter of credit to the Trustee substantially in the form of that attached hereto as Exhibit A (as amended, extended and replaced from time to time, the "Letter of Credit") and Issuing Bank has agreed to do so on the terms and subject to the conditions set forth herein, including, without limitation, that each of the Credit Support Providers, including BankBoston in its capacity as such, and any additional Credit Support Providers which may in the future become party hereto, purchase and take from Issuing Bank an undivided participation interest in the Letter of Credit and the L/C Obligations (as that term and capitalized terms not otherwise defined herein are defined in Paragraph 12 below) and that Sanwa agree to act as Agent for the Credit Support Providers with respect thereto.


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               NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

               1. Letter of Credit Facility.

                   1(a) Letter of Credit. On the terms and subject to the conditions set forth herein, upon delivery by the Company to Issuing Bank of any required Letter of Credit Application, Issuing Bank shall issue the Letter of Credit for the account of the Company in support of the Bonds and the Company's obligations under the Loan Agreement. The Letter of Credit shall: (1) be in a maximum available amount not to exceed $19,281,096.00, (2) have an initial term of one year, (3) be automatically renewed annually unless Issuing Bank, in its sole and absolute discretion (but subject to the provisions of Paragraph 1(g) below), gives notice to the Trustee of its intent not to renew the Letter of Credit not less than sixty (60) days prior to the currently stated expiration date, and (4) otherwise be in form and substance satisfactory to the Agent, Issuing Bank and one hundred percent (100%) of the Credit Support Providers.

                   1(b) Repayment of L/C Drawings under Letter of Credit. Any L/C Drawing under the Letter of Credit shall be payable in full on the date of such L/C Drawing. Such payments shall be made by the Company directly to Issuing Bank. Following a L/C Drawing and timely payment of such L/C Drawing as required hereunder and subject to the condition that there does not otherwise exist an Event of Default or Potential Default hereunder, Issuing Bank will cause to be delivered to the Company any Bonds which have been delivered to it or its nominee pursuant to Article IV of the Indenture.

                   1(c) Purchase of Participation Interests; Risk Sharing. Upon the issuance of the Letter of Credit, the Credit Support Providers shall be automatically deemed to have purchased an undivided participation interest therein and in all L/C Obligations pro rata in accordance with their respective Percentage Shares. The Credit Support Providers hereby absolutely and unconditionally (including, without limitation, following the occurrence of an Event of Default) agree to purchase and sell among themselves the dollar amount of any L/C Drawing and any other L/C Obligation which is not paid on the date when due by the Company, so that each unrepaid L/C Drawing and any other L/C Obligation shall be held and participated in by the Credit Support Providers in accordance with their respective Percentage Shares.

                   1(d) Absolute L/C Obligation to Repay. The Company's obligation to repay L/C Drawings and other L/C Obligations shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had, against the Agent, Issuing Bank, any Credit Support Provider or any other Person, including, without limitation, any set-off, counterclaim or defense based upon or arising out of:


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                            (1) Any lack of validity or enforceability of this
        Agreement or any of the other L/C Documents;

                            (2) Any amendment or waiver of or any consent to departure from the terms of the Letter of Credit;

                            (3) The existence of any claim, setoff, defense or other right which the Company or any other Person may have at any time against the Trustee or any other beneficiary of the Letter of Credit or any transferee of the Letter of Credit (or any Person for whom the Trustee, any such other beneficiary or any such transferee may be acting);

                            (4) Any allegation that any demand, statement or any other document presented under the Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or that any statement therein is untrue or inaccurate in any respect whatsoever or that variations in punctuation, capitalization, spelling or format were contained in the drafts or any statements presented in connection with any L/C Drawing;

                            (5) Any payment by Issuing Bank under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit, or any payment made by Issuing Bank under the Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of the Letter of Credit, including any arising in connection with any insolvency proceeding;

                            (6) Any exchange or release of any guaranty supporting the L/C Obligations or any exchange, release or non-perfection of any collateral securing the L/C Obligations; or

                            (7) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of the Company.

Nothing contained herein shall constitute a waiver of any rights of the Company against the Agent, Issuing Bank or any Credit Support Provider arising out of the gross negligence or willful misconduct of such Person in connection with the Letter of Credit.

               1(a) Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of the Letter of Credit shall (unless otherwise expressly provided in the Letter of Credit) apply to the Letter of Credit.
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               1(b) Relationship to Letter of Credit Application. In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Letter of Credit Application, the terms and provisions of this Agreement shall supersede and govern.

               1(c) Annual Renewal or Extension of Letter of Credit. In the event any Credit Support Provider determines, in its sole and absolute discretion, that it will not continue to act in such capacity hereunder following the then currently scheduled expiration date of the Letter of Credit, it shall, no later than ninety (90) days prior to such expiration date, so notify the Agent, the Company, Issuing Bank and each other Credit Support Provider in writing. Following receipt of such notice from any Credit Support Provider and, unless another Credit Support Provider or Credit Support Providers agree in writing to purchase and take the non-renewing Credit Support Provider's Percentage Share of the L/C Obligations, Issuing Bank shall notify the Trustee that it will not renew or extend the Letter of Credit. In the event the Letter of Credit is renewed or extended, it is expressly acknowledged and agreed that any Credit Support Provider which gave notice that it would not continue to act as a Credit Support Provider hereunder shall have no obligation to fund any portion of any L/C Drawings or other L/C Obligations with respect to the Letter of Credit as so renewed or extended.

               1. Miscellaneous Provisions.

                   2(b) Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by Issuing Bank or any Credit Support Provider with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

                        (1) Does or shall subject Issuing Bank or any Credit Support Provider to any tax of any kind whatsoever with respect to this Agreement, the Letter of Credit or the other L/C Documents or the transactions contemplated hereby or thereby, or change the basis of taxation of payments to Issuing Bank or such Credit Support Provider of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of Issuing Bank or such Credit Support Provider);

                        (2) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Issuing Bank or such Credit Support Provider which are not otherwise included in the determination of interest payable on the L/C Obligations; or

                        (3) Does or shall impose on Issuing Bank or such Credit Support Provider any other condition;


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and the result of any of the foregoing is to increase the cost to Issuing Bank or such Credit Support Provider of issuing, renewing, maintaining, supporting or participating in the Letter of Credit or to reduce any amount receivable in respect thereof or the rate of return on the capital of Issuing Bank or such Credit Support Provider or any corporation controlling Issuing Bank or such Credit Support Provider, then, in any such case, the Company shall promptly pay to Issuing Bank or such Credit Support Provider, upon its written demand made through the Agent, any additional amounts necessary to compensate Issuing Bank or such Credit Support Provider for such additional cost or reduced amounts receivable or rate of return as determined by Issuing Bank or such Credit Support Provider. If Issuing Bank or a Credit Support Provider becomes entitled to claim any additional amounts pursuant to this Paragraph 2(a), it shall promptly notify the Company through the Agent of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Issuing Bank or the Credit Support Provider to the Company through the Agent shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the unrepaid L/C Drawings and all other L/C Obligations.

                   2(a) Nature and Place of Payments. All payments made on account of the L/C Obligations shall be made by the Company to the Agent (or the Issuing Bank as provided in Paragraph 1(b) above) for the account of Issuing Bank and the Credit Support Providers, as applicable, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Agent by 12:00 noon (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after 12:00 noon (Los Angeles time) by the Agent, such payment will be considered to have been made by the Company on the next succeeding Business Day and interest thereon shall be payable by the Company at the then applicable rate during such extension. All payments on account of the L/C Obligations shall be made to the Agent through its Contact Office . If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. The Agent is hereby irrevocably authorized by the Company, upon prior notice to the Company (which notice may be telephonic), to debit the general operating account of the Company, if any, maintained with the Agent for the full amount of monthly and periodic interest billings, fees and other L/C Obligations payable hereunder; provided, however, that the failure of the Agent to so debit such account shall not in any manner or to any extent affect the obligation of the Company to pay such L/C Obligations as provided herein and in the other L/C Documents.

                   2(b) Default Interest. Any L/C Obligation which is not paid in full on the date when due shall bear interest at a per annum rate equal to three percent (3%) in excess of the Alternate Base Rate, said interest to be payable upon demand.


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                   2(c) Computations. All computations of interest and fees
payable hereunder shall be based upon a year of three hundred and sixty (360) days for the actual number of days elapsed.

               1. Letter of Credit Fees. The Company shall pay the following fees:

                   3(a) To the Agent for the pro rata benefit of the Credit Support Providers, including Issuing Bank in its capacity as such, in accordance with their respective Percentage Shares:

                        (1) On or before the date of issuance by Issuing Bank of the Letter of Credit, in advance, for the period from the date of issuance of the Letter of Credit to but not including October 1, 1998 and in advance on each October 1 and April 1 thereafter, commencing October 1, 1998, a non-refundable letter of credit fee in an amount calculated on the basis of a 360 day year for the actual number of days in the applicable calculation period at the per annum rate of one and one quarter of one percent (1.25%) per annum of the face amount of the Letter of Credit upon the required payment date (provided, however, that the first three-twentieths of one percent (0.15%) of such fee shall be retained by Issuing Bank and only the balance allocated among the Credit Support Providers, including Issuing Bank in its capacity as such, pro rata in accordance with their respective Percentage Shares); and

                        (2) Such renewal, increase and extension fees relating to the Letter of Credit as are customarily charged by Issuing Bank to its customers from time to time.

                   3(b) Directly to Issuing Bank, from time to time upon demand, such fees and charges, including, without limitation, miscellaneous charges and transfer fees, relating to the Letter of Credit as Issuing Bank customarily charges with respect to similar letters of credit issued by it.

               2. Guaranties; Additional Documents.

                   4(a) Guaranties As credit support for the L/C Obligations, except to the extent such requirement is waived by one hundred percent (100%) of the Credit Support Providers, the Company shall cause each now existing and hereafter created or acquired U.S. domestic Subsidiary of the Company to execute and deliver to the Agent for the benefit of the Credit Support Providers a credit guaranty in the form of that attached hereto as Exhibit B (each, a "Guaranty" and, collectively, the "Guaranties"). Each of the Credit Support Providers hereby waives the requirement that Mercury Environmental and Scientific Services, Inc., a California corporation, and AEG Finance Corporation, each a U.S. domestic Subsidiary of the Company, execute and deliver a Guaranty hereunder.

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                   4(b) Additional Documents The Company agrees to execute and deliver and to cause to be executed and delivered to the Agent from time to time such documents, instruments and agreements as are in the Agent's judgment necessary or desirable to obtain for the Agent on behalf of Issuing Bank and the Credit Support Providers the benefit of the L/C Documents.

               3. Conditions to Credit Events.

                   5(b) First Credit Event. As conditions precedent to the initial issuance of the Letter of Credit:

                        (1) The Company shall have delivered or shall have had delivered to the Agent, in form and substance satisfactory to the Agent and its counsel, each of the following (with sufficient copies for each of the Credit Support Providers):

                              (i) A duly executed copy of this Agreement;

                              (ii) A duly executed copy of a Guaranty from each
               of the Guarantors;

                              (iii) Such credit applications, financial
               statements, authorizations and such information concerning the Company, the Guarantors and their respective business, operations and condition (financial and otherwise) as any Credit Support Provider may reasonably request;

                              (iv) Certified copies of resolutions of the Board
               of Directors of the Company approving the execution and delivery of the L/C Documents to which the Company is party;

                              (v) A certificate of the Secretary or Assistant
               Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign the L/C Documents to which the Company is party;

                              (vi) Certified copies of resolutions of the Boards
               of Directors of each of the Guarantors approving the execution and delivery of the Guaranty to be executed by such Guarantor;

                              (vii) A certificate of the Secretary or an
               Assistant Secretary of each of the Guarantors certifying the names and true signatures of the officer(s) of the Guarantor authorized to sign the Guaranty to be executed by such Guarantor;


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                              (viii) A certificate of the chief financial
               officer or treasurer of the Company in the form of that attached hereto as Exhibit C dated as of the date of the proposed Credit Event, confirming the accuracy and completeness of the representations and warranties of the Company set forth in the L/C Documents and the fact that there does not exist a Potential Default or an Event of Default;

                              (ix) An opinion of counsel to the Company and the
               Guarantors, which counsel shall be satisfactory to the Agent, substantially in the form of that attached hereto as Exhibit D;

                              (x) Evidence satisfactory to the Agent, Issuing
               Bank and the Credit Support Providers that all conditions precedent to the issuance of the Bonds (other than delivery of the Letter of Credit) have been satisfied and that the Bonds will be issued on terms satisfactory to the Agent, Issuing Bank and the Credit Support Providers.

                        (2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the L/C Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

                        (3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the L/C Documents shall be satisfactory in form and substance to the Agent, Issuing Bank, the Credit Support Providers and their counsel.

                   5(b) Renewal, Extension, Amendment and Replacement of Letter of Credit. Without limiting the discretionary right of any Credit Support Provider to refuse to permit the renewal, extension, amendment or replacement of the Letter of Credit, and subject, in the case of each annual renewal or extension of the Letter of Credit to the procedures set forth in Paragraph 1(g) above, as conditions precedent to any such renewal, extension, amendment or replacement, at and as of the date of such action:

                        (1) There shall have been delivered to Issuing Bank, through the Agent, the required Letter of Credit Application therefor;

                        (2) The representations and warranties of the Company contained in the L/C Documents shall be accurate and complete in all material respects as if made on and as of the date of such renewal, extension, amendment or replacement or, with respect to any representation made as of a specific date, shall have been accurate and complete as of such date; and


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                        (3) There shall not have occurred an Event of Default or
        Potential Default.

By permitting the renewal, extension, amendment or replacement of the Letter of Credit, the Company shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs (b)(2) through (b)(3) above, as applicable.

               2. Representations and Warranties of the Company.

               As an inducement to the Agent, Issuing Bank and each Credit Support Provider to enter into this Agreement, the Company represents and warrants to the Agent, Issuing Bank and each Credit Support Provider that:

                   6(a) Financial Condition. The financial statements, dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to each Credit Support Provider by the Agent, are complete and correct and present fairly in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.

                   6(b) No Change. Since the Interim Date there has been no material adverse change in the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole. Except as expressly disclosed in writing to the Agent, Issuing Bank and the Credit Support Providers prior to the Effective Date, from the Interim Date through the Effective Date, neither the Company nor any of its Subsidiaries has entered into, incurred or assumed any material long-term debt, mortgages, leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property.

                   6(c) Corporate Existence; Compliance with Law. The Company and each of its Subsidiaries: (1) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on the Company or such Subsidiary or its property and/or business or on the ability of the Company or such Subsidiary to pay or perform the L/C Obligations, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

                   6(d) Corporate Power; Authorization; Enforceable L/C Obligations. The Company and each of its Subsidiaries has the corporate power and authority and the legal right to execute, deliver and perform the L/C Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and


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

performance of such L/C Documents. The L/C Documents to which the Company or any of its Subsidiaries is party have been duly executed and delivered on behalf of such Person and constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

                   6(e) No Legal Bar. The execution, delivery and performance of the L/C Documents to which the Company or any of its Subsidiaries is party, the borrowing under the Loan Agreement and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries the violation of which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole or create or result in the creation of any Lien on any assets of the Company or any of its Subsidiaries.

                   6(f) No Material Litigation. Except as disclosed on Exhibit E hereto, no litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of such parties' properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a material adverse effect on the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

                   6(g) Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Company or applicable Subsidiary has established adequate reserves in conformity with GAAP.

                   6(h) Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                   6(i) Subsidiaries. Attached hereto as Exhibit F is an accurate and complete list of the Subsidiaries, their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

                   6(j) Federal Reserve Board Regulations. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U. No part of the proceeds of any funding under the Loan Agreement or any L/C Drawing will be

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

used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

                   6(k) ERISA. The Company and each of its Subsidiaries are in compliance in all respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by the Company or any of its Subsidiaries which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                   6(l) Assets. The Company and each of its Subsidiaries has good and marketable title to all property and assets reflected in the financial statements dated the Interim Date referred to in Paragraph 6(a) above, except property and assets sold or otherwise disposed of in compliance with Paragraph 8(h) below and otherwise in the ordinary course of business subsequent to the Interim Date. Neither the Company nor any of its Subsidiaries has outstanding Liens on any of its properties or assets nor are there any security agreements to which the Company or any of its Subsidiaries is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in Paragraph 6(a) above or as permitted under Paragraph 8(a) below.

                   6(m) Securities Acts. The Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the L/C Documents.

                   6(n) Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of the L/C Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof other than such as have been obtained prior to or concurrently with the occurrence of the Effective Date.

                   6(o) Copyrights, Patents, Trademarks and Licenses, etc. The Company owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company infringes upon any rights held by any other Person. Except as specifically disclosed in Exhibit E hereto, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no patent, invention, device, application, principle or any statute,


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
law, rule, regulation, standard or code is pending or proposed, which, in either case, could, reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries.

                   6(p) Hazardous Materials. Except for incidents that (1) have been fully remediated in accordance with all applicable Hazardous Materials Laws; (2) would not violate Paragraph 7(j)(2) below if such circumstance occurred subsequent to the date of this Agreement; or (3) are disclosed on Exhibit E hereto, neither the Company nor, to the best knowledge of the Company, any other Person has: (1) caused or permitted any Hazardous Materials to be released or disposed of in, on, under or about any Property or any part thereof;
(2) caused or permitted to be incorporated into or utilized in the construction of any improvements located on any Property any chemical, material, or substance to which exposure is prohibited, limited or regulated by any Hazardous Materials Laws or which, even if not so regulated, is known to pose a hazard (either in its present form or if disturbed or removed) to the health and safety of the occupants of or visitors to such Property or of property adjacent to such Property; or (3) discovered the presence on or under any Property of any underground tanks used for the storage of Hazardous Materials or any occurrence or condition on any Property or any property adjacent to or in the vicinity of such Property that could cause such Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Property under any Hazardous Materials Laws. The handling, storage, use and generation of Hazardous Materials, other than petroleum products or consumer products used in the ordinary course of business of each Property, is substantially limited to the types of Hazardous Materials described in Exhibit E.

                   6(q) Regulated Entities. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

               1. Affirmative Covenants. The Company hereby covenants and agrees with the Agent, Issuing Bank and each Credit Support Provider that, as long the Letter of Credit is Outstanding or any L/C Obligations remain unpaid, the Company shall:

                   7(b) Financial Statements. Furnish or cause to be furnished to the Agent and to each of the Credit Support Providers directly:

                        (1) Within ninety (90) days after the last day of each fiscal year of the Company; (i) consolidated and consolidating statements of income and statements of changes in financial position for such year and balance sheets as of the end of such year presented fairly in accordance with GAAP and accompanied by an unqualified report of Deloitte & Touche LLP or another firm of independent certified public accountants reasonably acceptable to the Agent, and (ii) a copy of the Company's 10K filed with the Securities and Exchange Commission;

                        (2) Within forty five (45) days after the last day of each fiscal quarter: (i) consolidated and consolidating statements of income and changes in financial position for such calendar quarter and balance sheets as of the end of such calendar quarter of the Company and its Subsidiaries, and (ii) a copy of the Company's 10Q filed with the Securities and Exchange Commission for such quarter; and

                        (3) Concurrently with the delivery of each of the financial statements delivered pursuant to subparagraph (1) and (2) above a certificate of the chief financial officer of the Company stating that such financial statements are presented fairly in accordance with GAAP, confirming as of the last day of such fiscal period the continuing accuracy and completeness of all representations and warranties of the Company set forth in the L/C Documents or, with respect to any representation and warranty made as of a specific date, the accuracy and completeness as of such date, and that there does not exist a Potential Default or an Event of Default hereunder.

                   7(a) Other Information. Promptly furnish or cause to be furnished to the Agent (with the Agent providing the same to each of the Credit Support Providers) such additional financial and other information, including, without limitation, financial statements of the Company and the Guarantors as the Agent or any Credit Support Provider (through the Agent) may from time to time reasonably request, including, without limitation, such information as is necessary to enable any Credit Support Provider to participate out any of its interests in the L/C Obligations hereunder or to enable other financial institutions to become signatories hereto.

                   7(b) Payment of Indebtedness. Itself, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except: (1) Indebtedness (other than the L/C Obligations and the Adjunct Facility Obligations) being contested in good faith and for which provision is made to the satisfaction of the Agent for the payment thereof in the event the Company or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or such Subsidiary, and (2) additional Indebtedness (other than the L/C Obligations and the Adjunct Facility Obligations) in an amount not to exceed $300,000.00 in the aggregate at any date outstanding.

                   7(c) Maintenance of Existence and Properties. Itself, and shall cause each of its Subsidiaries to, maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole.

                   7(d) Inspection of Property; Books and Records; Discussions. Itself, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Agent or any Credit Support Provider (at no cost or expense to the Company or any Subsidiary and during normal business hours (unless there shall have occurred and be continuing an Event of Default)) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by the Agent or any Credit Support Provider and to discuss the business, operations, properties and financial and other condition of the Company and any of its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants.

                   7(e) Notices. Promptly give written notice to the Agent and each of the Credit Support Providers directly of:

                        (1) The occurrence of any Potential Default or Event of Default;

                        (2) Any litigation or proceeding affecting the Company or any of its Subsidiaries which is likely to be resolved adversely and which if resolved adversely could have a material adverse effect on the business, operations, property, or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole;

                        (3) Any material adverse change in the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole; and

                        (4) Prior to the occurrence thereof, the formation of any Subsidiary following the Effective Date.

                   7(a) Expenses. Pay all reasonable out-of-pocket expenses (including fees and disbursements of counsel): (1) of the Agent and Issuing Bank incident to the preparation, negotiation and administration of the L/C Documents and the protection of the rights of the Credit Support Providers, Issuing Bank and the Agent under the L/C Documents, and (2) of the Agent and Issuing Bank and, following the occurrence of an Event of Default, each of the Credit Support Providers incident to the enforcement of payment of the L/C Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a "workout" of the L/C Obligations. The obligations of the Company under this Paragraph 7(g) shall be effective and enforceable whether or not the Letter of Credit is issued hereunder and shall survive payment of all other L/C Obligations.

                   7(b) L/C Documents. Comply with and observe all terms and conditions of the L/C Documents.

                   7(c) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish any of the Credit Support Providers on request (made through the Agent) full information as to all such insurance.

                   7(d) Hazardous Materials. Itself, and shall cause each of its Subsidiaries to:

                        (1) Immediately advise the Agent in writing if (i) any Hazardous Materials Claims are hereafter asserted; (ii) any quantity of Hazardous Materials has been released, discharged, or disposed of on, under, or from any Property, such release is reportable under applicable Hazardous Materials Laws to any governmental agency or third party, and such incident has not been previously disclosed to Agent; (iii) any discharge, release, or disposal of any Hazardous Materials in, on, or under any Property would, if remediation of such condition were required by any applicable governmental agency with jurisdiction over such Property, result in remediation costs in excess of $10,000.00; and (iv) upon removal of any underground or aboveground tanks used to store any Hazardous Materials, the characterization of any releases, discharges, or disposal of any Hazardous Materials is required under applicable Hazardous Materials Laws, and such characterization, and any material updates required by any governmental agency with jurisdiction over such incident, shall also be provided to Agent. Prior to the occurrence thereof, the formation of any Subsidiary following the Effective Date.

                        (2) Use its best, commercially reasonable efforts to keep and maintain each Property in compliance with, and not cause or permit any Property to be in violation of, any Hazardous Material Laws, and in all events shall ensure that in the event any discharge, release or disposal of any Hazardous Materials has occurred in, on, under, or about any Property that such incident: (i) does not have any material adverse impact upon the ability of the operator of such Property to continue to operate the Property in substantially the same manner as occurred prior to the incident; and (ii) such operator complies with all orders, notices and other directives of any and all governmental agencies or authorities with jurisdiction over the incident, including, without limitation, implementation of such remediation or abatement measures as may be required by such agencies or may be reasonably necessary to bring such Property into compliance with applicable Hazardous Materials Laws.

                   7(a) Compliance with Laws. Itself, and shall cause each of its Subsidiaries to, comply, in all material respects with all Requirements of Law and Contractual Obligations the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or the Company and its consolidated Subsidiaries taken as a whole.

               1. Negative Covenants. The Company hereby agrees that, as long as the Letter of Credit is Outstanding or any L/C Obligations remain unpaid, the Company shall not, directly or indirectly:

                   8(b) Liens. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property and assets except:

                        (1) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided the Company or such Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

                        (2) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of the Company or such Subsidiary;

                        (3) Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired;

                        (4) Statutory Liens of landlord's, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;

                        (5) Attachment and judgment Liens not otherwise constituting an Event of Default any of which Liens are in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or the Company or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

                        (6) Liens incidental to the conduct of the business or the ownership of the property of the Company or such Subsidiary which were not incurred in connection with borrowed money and which do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business and which, in any event, do not secure obligations aggregating in excess of $500,000.00; and

                        (7) Liens securing Other Permitted Secured Debt.

                   8(a) Indebtedness. And shall not permit any Subsidiary to, create, incur, assume or suffer to exist, or otherwise become or be liable in respect of any Indebtedness except:

                        (1) The L/C Obligations and the Adjunct Facility Obligations;

                        (2) Indebtedness reflected in the financial statements referred to in Paragraph 6(a) above;

                        (3) Trade debt incurred in the ordinary course of business;

                        (4) Indebtedness secured by Liens permitted under Paragraph 8(a) above; and

                        (5) Other Permitted Debt.

                   8(a) Consolidation and Merger. And shall not permit any Subsidiary to, liquidate or dissolve or enter into any consolidation, merger (other than in connection with a Permitted Acquisition and subject to the Company being the surviving corporation and there not existing either prior to or after giving effect to such merger an Event of Default or Potential Default), partnership, joint venture (other than a partnership or joint venture in which the investment of the Company or its Subsidiaries will not violate Paragraph 8(g) below), syndicate or other combination.

                   8(b) Acquisitions. And shall not permit any Subsidiary to, purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any person, firm or corporation, other than Permitted Acquisitions.

                   8(c) Payment of Dividends. Declare or pay any dividends upon its shares of stock now or hereafter outstanding or make any distribution of assets to its stockholders as such, whether in cash, property or securities, except: (1) dividends payable in shares of capital stock and cash in lieu of fractional shares or in options, warrants or other rights to purchase shares of capital stock, and (2) provided that at the date of payment thereof there does not exist an Event of Default or Potential Default, dividends in an aggregate amount not to exceed $400,000.00 in any fiscal year (or following the conversion of one hundred percent (100%) of the Subordinated Debt, $600,000.00).

                   8(d) Purchase or Retirement of Stock. Acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding in excess in the aggregate from and after March 14, 1997 for a purchase price of $3,000,000.00.

                   8(e) Investments; Advances. And shall not permit any Subsidiary to, make or commit to make any advance, loan or extension of credit (other than extensions of credit to customers in the ordinary course of business and extensions of credit to the Guarantors) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (other than a Guarantor) which when taken in the aggregate for the Company and its Subsidiaries with all similar transactions from and after March 14, 1997 would exceed $5,000,000.00.

                   8(f) Sale of Assets. And shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property or in connection with the discontinuance of operations, any such discontinuance to be based upon a reasonable business plan), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value.

                   8(g) Capital Expenditures. Make or commit to make Capital Expenditures in excess of $3,000,000.00 during any fiscal year; provided, however, that the limitation contained in this Paragraph 8(i) shall not apply to Capital Expenditures associated with Permitted Acquisitions or funded with the proceeds of the bond financing supported by the Letter of Credit.

                   8(h) Subordinated Debt. Make or permit to be made any prepayment on account of the Subordinated Debt or, other than pursuant to
Section 12.2 of the Subordinated Debt Indenture, repurchase any debentures evidencing any Subordinated Debt, or amend or consent to the amendment or waiver of any term or provision of the Subordinated Debt Indenture without the prior written consent of the Agent and one hundred percent (100%) of the Credit Support Providers.

                   8(i) Restriction on Negative Pledges. Grant, enter into or permit to remain in effect any agreement with any Person (other than the Agent, Issuing Bank and the Credit Support Providers pursuant to Paragraph 8(a) above and as provided in the Adjunct Facility Agreement) which would have the effect of prohibiting or restricting in any manner the Company or any of its Subsidiaries from granting to the Agent for the benefit of the Credit Support Providers such Liens upon assets and properties of the Company and its Subsidiaries as the Company, such Subsidiaries and the Credit Support Providers might otherwise agree.

                   8(j) Formation of Additional Subsidiaries. Following the Effective Date form or permit any Subsidiary to form any additional Subsidiary other than additional Subsidiaries in which the investment of the Company and its Subsidiaries does not violate Paragraph 8(g).

                   8(k) Indenture Restrictions. Initiate or permit the initiation of any voluntary redemption of Bonds or initiate or consent to or acquiesce in any change in any Rate Period (as defined in the Indenture).

               1. Events of Default. Upon the occurrence of any of the following events (an "Event of Default"):

                   9(b) The Company shall fail to pay any L/C Drawing on the date when due or fail to pay within five days of the date when due any other L/C Obligation; or

                   9(c) Any representation or warranty made by the Company in any L/C Document shall be inaccurate or incomplete in any material respect on or as of the date made; or

                   9(d) The Company or any Guarantor shall fail to maintain its corporate existence or shall default in the observance or performance of any covenant or agreement contained in Paragraph 8 above; or

                   9(e) The Company shall fail to observe or perform any other term or provision contained in the L/C Documents and such failure shall continue for ten (10) days; or

                   9(f) There shall occur an Event of Default under (and as the term "Event of Default" is defined in) the Adjunct Facility Agreement, whether or not the lenders thereunder shall elect to accelerate the Adjunct Facility Obligations or otherwise exercise rights, powers or remedies available with respect thereto, or the Company or any Subsidiary shall default in any payment of principal of or interest on any Indebtedness (other than the L/C Obligations and the Adjunct Facility Obligations) in an aggregate amount in excess of $1,000,000.00 or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

                   9(g) (1) The Company or any of its Subsidiaries, shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Company or any of its Subsidiaries, any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (3) there shall be commenced against the Company or any of its Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Company or any of its Subsidiaries, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) the Company or any of its Subsidiaries, shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

                   9(h) (1) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or nor waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to
Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Company or
(6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company or the Company and its Subsidiaries taken as a whole; or

                   9(i) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees (other than decrees involving amounts in the aggregate of less than $100,000.00) shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

                   9(j) The Company shall voluntarily suspend the transaction of business for more than five days in any calendar year commencing in fiscal year 1998; or

                   9(k) Any Guarantor shall fail to observe or perform any provision of its Guaranty or shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise;

               THEN, automatically upon the occurrence of an Event of Default under Paragraph 9(f) above, at the option of any Credit Support Provider upon the occurrence of an Event of Default under Paragraph 9(a) above and, in all other cases, at the option of the Majority

Credit Support Providers, the aggregate contingent liability of the Company to reimburse future L/C Drawings with respect to Outstanding Letter of Credit and all other L/C Obligations shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company and the Agent, Issuing Bank and the Credit Support Providers may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, but not limited to, those rights, powers and remedies provided under the Indenture. In the event that following the occurrence of an Event of Default the aggregate contingent liability of the Company to reimburse future L/C Drawings and other L/C Obligations shall become due and payable as provided in the immediately preceding sentence, the Issuing Bank shall provide prompt notice of such fact to the Trustee in the manner provided in the Indenture. All amounts paid by the Company on account of the aggregate contingent liability of the Company under Outstanding Letter of Credit shall be held by the Agent as collateral security for the benefit of Issuing Bank and the Credit Support Providers until the Letter of Credit is no longer Outstanding and all unrepaid L/C Drawings and other L/C Obligations have been paid in full with interest thereon as provided herein, the Company hereby being automatically deemed to have granted to the Agent, Issuing Bank and the Credit Support Providers a first priority, perfected security interest in all such monies and to have authorized the Agent to debit such monies in satisfaction of the obligation of the Company to repay L/C Drawings; provided, that, nothing contained herein shall in any manner or to any extent affect the liability of the Company with respect to L/C Drawings and other L/C Obligations in the event for whatever reason the Agent does not so debit such monies on account thereof.

               2. The Agent and Issuing Bank.

                   10(b) Appointment. Each Credit Support Provider hereby irrevocably designates and appoints the Agent as the agent of such Credit Support Provider under the L/C Documents and each such Credit Support Provider hereby irrevocably authorizes the Agent, as the agent for such Credit Support Provider, to take such action on its behalf under the provisions of the L/C Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the L/C Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the L/C Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Credit Support Provider, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the L/C Documents or otherwise exist against the Agent. The Company shall pay to the Agent an agency fee in such amount and at such times as the Agent and the Company may from time to time agree in writing.

                   10(c) Delegation of Duties. Each of the Agent and Issuing Bank may execute any of its duties under the L/C Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor Issuing Bank shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                   10(d) Exculpatory Provisions. Neither the Agent, Issuing Bank nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the L/C Documents (except for its or such Person's own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Credit Support Providers for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the L/C Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or Issuing Bank under or in connection with the L/C Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the L/C Documents or for any failure of the Company to perform its obligations hereunder. Neither the Agent nor Issuing Bank shall be under any obligation to any Credit Support Provider to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the L/C Documents or to inspect the properties, books or records of the Company.

                   10(e) Reliance by Agent and Issuing Bank. Each of the Agent and Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent and Issuing Bank. Each of the Agent and Issuing Bank may deem and treat the payee of any note as the owner thereof for all purposes. As to the Credit Support Providers: (1) each of the Agent and Issuing Bank shall be fully justified in failing or refusing to take any action under the L/C Documents unless it shall first receive such advice or concurrence of the Majority Credit Support Providers or all of the Credit Support Providers, as appropriate, or it shall first be indemnified to its satisfaction by the Credit Support Providers ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Agent's gross negligence or willful misconduct), and (2) each of the Agent and Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under the L/C Documents in accordance with a request of the Majority Credit Support Providers or all of the Credit Support Providers, as appropriate, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Credit Support Providers.

                   10(f) Notice of Default. Neither the Agent nor Issuing Bank shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Person has received notice from a Credit Support Provider or the Company referring to the L/C Documents, describing such Potential Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent or Issuing Bank receives such a notice, such Person shall give notice thereof to the Credit Support Providers. The Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Majority Credit Support Providers provided that such action is consistent with the provisions of this Agreement; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Credit Support Providers.

                   10(g) Non-Reliance. Each Credit Support Provider expressly acknowledges that neither the Agent, Issuing Bank nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or Issuing Bank hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent or Issuing Bank to any Credit Support Provider. Each Credit Support Provider represents to the Agent and Issuing Bank that it has, independently and without reliance upon the Agent or any other Credit Support Provider, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to enter into this Agreement. Each Credit Support Provider also represents that it will, independently and without reliance upon the Agent, Issuing Bank or any other Credit Support Provider, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Credit Support Providers by the Agent or Issuing Bank hereunder, neither the Agent or Issuing Bank shall have any duty or responsibility to provide any Credit Support Provider with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent, Issuing Bank or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

                   10(h) Indemnification. The Credit Support Providers agree to indemnify each of the Agent and Issuing Bank, acting in their respective capacities as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the L/C Obligations) be imposed on, incurred by or asserted against the Agent or Issuing Bank in any way relating to or arising out of the L/C Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or Issuing Bank under or in connection with any of the foregoing; provided that no Credit Support Provider shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or Issuing Bank's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the L/C Obligations.

                   10(i) Individual Capacity. Each of the Agent, Issuing Bank and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder and Issuing Bank were not Issuing Bank hereunder. With respect to such loans made or renewed by them, each of the Agent and Issuing Bank shall have the same rights and powers under the L/C Documents as any Credit Support Provider and may exercise the same as though it were not the Agent or Issuing Bank, and the terms "Credit Support Provider" and "Credit Support Providers" shall include the Agent and Issuing Bank in their individual capacities.

                   10(j) Successor Agent. The Agent may resign as Agent under the L/C Documents upon sixty (60) days' notice to the Credit Support Providers and agrees that it will so resign in the event it ceases to hold any Percentage Share of the L/C Obligations. The Agent may be removed from such capacity in the event the Credit Support Providers (other than the Agent) shall determine in their reasonable business judgment that the Agent has consistently failed to perform the obligations of the Agent hereunder. If the Agent shall resign or be removed as provided herein, then the Credit Support Providers (other than the Agent) shall appoint from among the Credit Support Providers a successor agent or, if such Credit Support Providers are unable to agree on the appointment of a successor agent, the Agent shall appoint a successor agent for the Credit Support Providers (which successor agent shall, in either case and assuming that there does not exist a Potential Default or Event of Default, be reasonably acceptable to the Company), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the L/C Documents or successors thereto. After any retiring Agent's resignation hereunder as Agent, the provisions of this Paragraph 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the L/C Documents.

               1. Miscellaneous Provisions.

                   11(b) No Assignment. The Company may not assign its rights or obligations under this Agreement without the prior written consent of one hundred percent (100%) of the Agent, Issuing Bank and the Credit Support Providers. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of the Agent, Issuing Bank and each Credit Support Provider, its successors and assigns, and shall be binding upon the Company, its successors and assigns.

                   11(c) Amendment. This Agreement may not be amended or terms or provisions hereof waived unless such amendment or waiver is in writing and signed by the Majority Credit Support Providers, the Agent and the Company; provided, however, that without the prior written consent of one hundred percent (100%) of the Agent, Issuing Bank and the Credit Support Providers and (other than with respect to subparagraph (3) below) the Company, no amendment or waiver shall: (1) reduce the rate of interest or fees on, or modify the required amount or due date for, any L/C Drawing or any other L/C Obligations, (2) extend, amend or replace the Letter of Credit, (3) modify any Credit Support Provider's Percentage Share, (4) modify any provision of the L/C Documents requiring one hundred percent (100%) of the Credit Support Providers to act, (5) modify the definition of "Majority Credit Support Providers," (6) release any Subsidiary from its obligations under its Guaranty or release any collateral at any time held for the L/C Obligations, or (7) amend this Paragraph 11(b). It is expressly agreed and understood that the failure by the required Credit Support Providers to elect to accelerate the contingent liability of the Company with respect to the Outstanding Letter of Credit or to accelerate other L/C Obligations hereunder and/or to participate in the extension or renewal of the Letter of Credit shall not constitute an amendment or waiver of any term or provision of this Agreement.

                   11(d) Cumulative Rights; No Waiver. The rights, powers and remedies of the Agent, Issuing Bank and the Credit Support Providers hereunder are cumulative and in addition to all rights, power and remedies provided under any and all agreements between the Company and any of such Persons relating hereto, at law, in equity or otherwise. Any delay or failure by the Agent, Issuing Bank or the Credit Support Providers to exercise any right, power or remedy shall not constitute a waiver thereof by such Persons, and no single or partial exercise by any of such Persons of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

                   11(e) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

                   11(f) Survival. All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the termination of this Agreement and shall be effective until the L/C Obligations are paid and performed in full or longer as expressly provided herein.

                   11(g) Notices. All notices given by any party to the others shall be in writing unless otherwise provided for herein, delivered by facsimile transmission, by personal delivery or by overnight courier, addressed to the party as set forth on Schedule 1 attached hereto, as such Schedule 1 may be amended from time to time. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received.

                   11(h) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its choice of law rules.

                   11(i) Counterparts. This Agreement and the other L/C Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

                   11(j) Sharing of Payments. If any Credit Support Provider shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the L/C Obligations in excess of such Credit Support Provider's Percentage Share thereof, then such Credit Support Provider shall purchase from the other Credit Support Providers for cash and at face value and without recourse, such participation in the L/C Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Credit Support Provider, the related purchases from the other Credit Support Providers shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Credit Support Provider is hereby authorized by the Company to exercise any and all rights of setoff, counterclaim or bankers' lien against the full amount of the L/C Obligations, whether or not held by such Credit Support Provider. Each Credit Support Provider hereby agrees to exercise any such rights first against the L/C Obligations and only then to any other Indebtedness of the Company to such Credit Support Provider.

                   11(k) Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT, ISSUING BANK AND THE CREDIT SUPPORT PROVIDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT, ISSUING BANK AND THE CREDIT SUPPORT PROVIDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT, ISSUING BANK AND THE CREDIT SUPPORT PROVIDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

                   11(l) Waiver of Jury Trial. THE COMPANY, THE CREDIT SUPPORT PROVIDERS, ISSUING BANK AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE CREDIT SUPPORT PROVIDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL

WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                   11(m) Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent, Issuing Bank and each Credit Support Provider and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney's fees and expenses, including the documented cost of internal counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the L/C Obligations and the termination, resignation or replacement of the Agent or replacement of Issuing Bank as issuer of the Letter of Credit or any Credit Support Provider) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the issuance, renewal or modification of the Letter of Credit or the use of the proceeds of any drawing under the Letter of Credit, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Paragraph 11(l) shall survive payment of all other L/C Obligations.

                   11(n) Marshalling; Payments Set Aside. Neither the Agent nor the Credit Support Providers shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the L/C Obligations. To the extent that the Company makes a payment or payments to the Agent or the Credit Support Providers (through the Agent), or the Agent on behalf of the Credit Support Providers enforces their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Credit Support Provider severally agrees to pay to the

Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

                   11(o) Set-off. In addition to any rights and remedies of the Credit Support Providers provided by law, if an Event of Default exists, each Credit Support Provider is authorized at any time and from time to time, without prior notice to the Company (but only with prior written notice to and the written consent of the Agent at any time at which the L/C Obligations are secured by any interest in real property), any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Credit Support Provider to or for the credit or the account of the Company against any and all L/C Obligations owing to such Credit Support Provider, now or hereafter existing, irrespective of whether or not the Agent or such Credit Support Provider shall have made demand under this Agreement or any L/C Document and although such L/C Obligations may be contingent or unmatured. Each Credit Support Provider agrees promptly to notify the Company and the Agent after any such set-off and application made by such Credit Support Provider; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

                   11(p) Severability. The illegality or unenforceability of any provision of this Agreement or any other L/C Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

                   11(q) No Third Parties Benefited. This Agreement and the other L/C Documents are made and entered into for the sole protection and legal benefit of the Company, the Credit Support Providers, Issuing Bank and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other L/C Documents. Neither the Agent, Issuing Bank nor any Credit Support Provider shall have any obligation to any Person not a party to this Agreement or other L/C Documents other than, in the case of Issuing Bank, to the Trustee or other beneficiary under the Letter of Credit.

                   11(r) Termination of Adjunct Facility Agreement In the event the Adjunct Facility Agreement shall cease, for whatever reason, to be in full force and effect at any time during which the Letter of Credit is Outstanding or any L/C Obligations remain unpaid, all terms and provisions contained in the Adjunct Facility Agreement at such time which are in addition to the terms and provisions contained herein and in the other L/C Documents, including, without limitation, any and all financial covenants and all requirements for delivery by the Company of compliance certificates with respect thereto, shall be automatically be deemed to be incorporated herein by this reference and made a part of the terms and provisions of this Agreement to the fullest extent as if set forth herein in their entirety.

               1. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

               "Adjunct Facility Agreement" shall mean the credit facility evidenced by that certain Credit Agreement dated as of March 14, 1997 by and among the Company, the lenders from time to time party thereto, including the Credit Support Providers, and Sanwa, as agent, as the same may be amended, extended and replaced from time to time.

               "Adjunct Facility Obligations" shall mean the "Obligations" under (and as that term is defined in) the Adjunct Facility Agreement.

               "Affiliate" shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. "Control" as used herein means with respect to any business entity the power to direct the management and policies of such business entity.

               "Agent" shall have the meaning given such term in the introductory paragraph hereof and shall include any successor to Sanwa as the initial "Agent" hereunder.

               "Agreement" shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

               "Alternate Base Rate" shall mean the higher of: (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts as its "base rate" and (b) one half of one percent (0.50%) above the Effective Federal Funds Rate.

               "Authority" shall have the meaning given such term in Recital A above.

               "Bonds" shall have the meaning given such term in Recital A above.

               "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California or Boston, Massachusetts are authorized or obligated to close their regular banking business.

               "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures by the Company and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Company and its Subsidiaries (excluding expenditures associated with the Leasehold Improvement Term Loan (as defined in the Adjunct Facility Agreement)), less net proceeds from sales of fixed or capital assets received by the Company or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Company or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

               "Commonly Controlled Entity" of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 414(c) of the Internal Revenue Code.

               "Contact Office" shall mean the office of the Agent located at 601 South Figueroa Street, W8-12, Los Angeles, California 90017 or such other office as the Agent may notify the Company, Issuing Bank and the Credit Support Providers from time to time in writing.

               "Contractual Obligation" as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

               "Effective Date" shall mean the date on which all conditions precedent to the issuance of the Letter of Credit set forth in Paragraph 5(a) above have been met to the satisfaction of the Agent, Issuing Bank and the Credit Support Providers.

               "Effective Federal Funds Rate" shall mean on any date the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (of if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be supplemented or amended.

               "Event of Default" shall have the meaning given such term in Paragraph 9 above.

               "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

               "Guarantors" shall mean, collectively and severally, each of the Subsidiaries of the Company which executes and delivers a Guaranty as required pursuant to Paragraph 4(a) above.

               "Guaranty" shall have the meaning given such term in Paragraph 4(a) above.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Hazardous Materials" shall mean:

                      (a) "Hazardous substances", "hazardous wastes," "hazardous materials," or "toxic substances," as defined in any of the Hazardous Material Laws;

                      (b) Any pollutant or contaminant, or hazardous, dangerous or toxic chemical, material, waste or substance ("pollutant") which Hazardous Material Laws prohibit, limit or otherwise regulate as to use, exposure, release, generation, manufacture, sale, transport, handling, storage, treatment, reuse, presence, disposal or recycling;

                      (c) Petroleum, crude oil or any fraction of petroleum or crude oil;

                      (d) Any radioactive material, including any source, special nuclear or by-product material, as defined at 42 U.S.C. Section 2011 et seq., and amendments thereto and reauthorizations thereof;

                      (e) Asbestos-containing materials in any form or condition; and

                      (f) Polychlorinated biphenyls.

               "Hazardous Materials Claims" shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

               "Hazardous Materials Laws" shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

               "Indebtedness" of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise, including, without limitation, reimbursement obligations with respect to letters of credit issued for the account of such Person.

               "Interim Date" shall mean December 31, 1997.

               "L/C Documents" shall mean this Agreement, the Letter of Credit, all Letter of Credit Applications, the Guaranties and any and all other documents, instruments and agreements executed by the Company or any of the Guarantors in connection herewith or therewith, as any of the same may be amended, extended or replaced from time to time.

               "L/C Drawing" shall mean any drawing under a Letter of Credit.

               "L/C Obligations" shall mean any and all debts, obligations and liabilities of the Company to the Agent, Issuing Bank and the Credit Support Providers (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the L/C Documents.

               "Letter of Credit" shall have the meaning given such term in Recital D above.

               "Letter of Credit Application" shall mean any application for the issuance, amendment, renewal or replacement of the Letter of Credit, which Issuing Bank may from time to time require be executed and delivered by the Company in connection with any such issuance, amendment, renewal or replacement.

               "Lien" shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

               "Loan Agreement" shall have the meaning given such term in Recital A above.

               "Majority Credit Support Providers" shall mean the Credit Support Providers holding not less than sixty-six percent (66%) of the Percentage Shares; provided, however, that at any time during which the number of Credit Support Providers hereunder are less than three, the term "Majority Credit Support Providers" shall mean one hundred percent (100%) of the Credit Support Providers.

               "Multiemployer Plan" as to any Person shall mean a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

               "Other Permitted Debt" shall mean Indebtedness described on Exhibit G attached hereto.

               "Other Permitted Secured Debt" shall mean Indebtedness described as such on Exhibit G attached hereto.

               "Outstanding" shall mean with respect to the Letter of Credit, the Letter of Credit when it has not been canceled, expired unutilized or fully drawn upon and reference to the "amount" of the Outstanding Letter of Credit shall be deemed to mean the amount available for drawing thereunder.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

               "Percentage Share" shall mean, for any Credit Support Provider at any date that percentage set forth as such on Schedule 2 attached hereto, as said Schedule 2 may be modified from time to time with the consent of one hundred percent (100%) of the Credit Support Providers.

               "Permitted Acquisition" shall mean an acquisition by the Company as to which each of the following statements is accurate and complete (and the Company by delivering a Loan Request for an Acquisition Loan the proceeds of which will be utilized to fund such acquisition being automatically deemed to so represent and warrant to the Agent and the Credit Support Providers):

                      (a) The business and/or assets being acquired is or are consistent with the Company's current business activities;

                      (b) After consummation of the subject acquisition and after giving effect to the allocation of the purchase price and projected revenues, expenses and interest expense, the Company will be in full compliance with all terms and conditions of this Agreement, including, without limitation, all financial covenants contained herein; and

                      (c) The Agent, Issuing Bank and the Credit Support Providers have consented to such acquisition in their sole and absolute discretion.

               "Person" shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department or agency of any government.

               "Plan" shall mean as to any Person, any pension plan that is covered by Title IV of ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an "employer" as defined in Section 3(5) of ERISA.

               "Potential Default" shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

               "Prime Rate" shall mean the floating per annum interest rate announced publicly from time to time by the Agent at the Contact Office as its "prime rate".

               "Property" shall mean, collectively and severally, any and all real property, including all improvements and fixtures thereon, owned or occupied by the Company or any of its Subsidiaries.

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 221), as the same may from time to time be amended, supplemented or superseded.

               "Reportable Event" shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

               "Requirements of Law" shall mean as to any Person the Certificate of Incorporation and ByLaws or other organizational or governing documents of such Person, and
                                       33
any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

               "Single Employer Plan" shall mean as to any Person any Plan of such Person which is not a Multiemployer Plan.

               "Statement Date" shall mean June 30, 1997.

               "Subordinated Debt" shall mean those $25,000,000 7-3/4% Convertible Subordinated Debentures due February 1, 2006 issued by the Company pursuant to the Subordinated Debt Indenture.

               "Subordinated Debt Indenture" shall mean that certain Indenture dated as of January 30, 1996 between the Company and IBJ Schroder Bank & Trust Company, as Trustee, pursuant to which the Subordinated Debt was issued.

               "Subsidiary" shall mean with respect to any Person, any corporation more than fifty percent (50%) of the stock of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            MERCURY AIR GROUP, INC.,
                                            a New York corporation



                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________


                                            SANWA BANK CALIFORNIA, as Agent
                                            and as a Credit Support Provider



                                            By _________________________________
                                            Name _______________________________
                                            Title ______________________________

                                   BANKBOSTON, N.A., as Issuer of the Letter of Credit and as a Credit Support Provider



                                   By___________________________________________
                                   Name_________________________________________
                                   Title _______________________________________


                                   MELLON BANK, N.A., as a Credit Support
                                   Provider



                                   By___________________________________________
                                   Name_________________________________________
                                   Title _______________________________________

                              SCHEDULE OF EXHIBITS


  EXHIBIT      DOCUMENT
  -------      --------
        A      Form of Letter of Credit

        B      Form of Guaranty

        C      Form of Officer's Certificate

        D      Form of Required Opinion of Counsel

        E      Litigation and Environmental Schedule

        F      Schedule of Subsidiaries

        G      Schedule of Permitted Other Debt and Permitted Other Secured Debt

Schedule 1:    Schedule of Addresses for Notice Purposes

Schedule 2:    Schedule of Initial Percentage Shares

                                                                       EXHIBIT A


                            FORM OF LETTER OF CREDIT


            [TO BE PROVIDED BY BANKBOSTON AND APPROVED BY THE AGENT]

                                                                       EXHIBIT B


                                FORM OF GUARANTY


                     [TO BE PROVIDED BY MORRISON & FOERSTER]

                                                                       EXHIBIT C


                          FORM OF OFFICER'S CERTIFICATE


                     [TO BE PROVIDED BY MORRISON & FOERSTER]

                                                                       EXHIBIT D


                       FORM OF REQUIRED OPINION OF COUNSEL


                  [FORM TO BE PROVIDED BY MORRISON & FOERSTER]

                                                                       EXHIBIT E


                      LITIGATION AND ENVIRONMENTAL SCHEDULE

            [TO BE PROVIDED BY THE COMPANY AND APPROVED BY THE AGENT]

                                                                       EXHIBIT F


                            SCHEDULE OF SUBSIDIARIES


                      [FORM TO BE PROVIDED BY THE COMPANY]

                                                                       EXHIBIT G


        SCHEDULE OF PERMITTED OTHER DEBT AND PERMITTED OTHER SECURED DEBT




                 [TO BE PROVIDED BY THE COMPANY AND APPROVED BY
                           THE AGENT AND THE LENDERS]